SUBSCRIPTION AGREEMENT BETWEEN THE TRUST AND THE INVESTORS


                             BLUE CHIP INVESTOR FUND
                                 A SERIES OF THE
                                  PREMIER FUNDS



                           LETTER OF INVESTMENT INTENT


                                December 14, 2001


To the Board of Trustees of the Premier Funds:


     The undersigned (the "Purchaser") hereby subscribes to purchase a beneficial interest ("Interest") of the Blue Chip Investor Fund, a series of the Premier Funds, in the amount of one hundred thousand dollars ($100,000.00) for one thousand (1,000) shares at net asset value of one hundred dollars ($100.00) per share, in consideration for which the Purchase agrees to transfer to you upon demand cash in the amount of one hundred thousand dollars ($100,000.00).


     The Purchaser agrees that the Interest is being purchases for investment purposes only and with no present intention of reselling or redeeming said Interest.


                                                    Check Family Trust
                                                    Dated January 23, 2001


                                                    /s/ Steven G. Check
                                                    By: Steven Check, Trustee


                                                    /s/ Donna L. Check
                                                    By: Donna L. Check, Trustee